Exhibit 99.1

PIONEER ENERGY SERVICES ANNOUNCES THE CLOSING OF

ITS OFFERING OF NEW SENIOR NOTES DUE 2022 AND THE EARLY RESULTS OF

THE PREVIOUSLY ANNOUNCED TENDER OFFER

SAN ANTONIO, TX – 3/18/2014 – Pioneer Energy Services Corp. (“Pioneer”) (NYSE: PES) announced today the closing of its previously announced offering of $300 million in aggregate principal amount of its 6.125% Senior Notes due 2022 (the “Notes”). The Notes are guaranteed by certain of Pioneer’s existing and future domestic subsidiaries.

The net proceeds from the offering will be used by Pioneer to fund a portion of Pioneer’s previously announced cash tender offer (the “Tender Offer”) for its outstanding 9 7⁄8% Senior Notes due 2018 (the “Existing Notes”) and to pay accrued interest thereon and related premiums, fees and expenses. To the extent that any portion of the net proceeds of the offering is not used as described above, Pioneer plans to use such net proceeds to redeem any of the Existing Notes, up to $300 million of the Existing Notes, not tendered in the Tender Offer.

Pioneer also announced today the early tender results for the Tender Offer. As of 5:00 p.m., New York City time, on March 17, 2014 (the “Early Tender Deadline”), holders of approximately $99,472,000 of the Existing Notes validly tendered and did not withdraw their Existing Notes for purchase by Pioneer.

Pioneer expects to make payment for the Existing Notes today (the “Early Tender Settlement Date”). Holders of the Existing Notes who validly tendered and did not validly withdraw their Existing Notes at or prior to the Early Tender Deadline will receive $1,055.08 for each $1,000 principal amount of such Existing Notes (which includes an “Early Tender Premium” of $30.00 per $1,000 principal amount of the Existing Notes), plus any accrued and unpaid interest up to, but not including, the Early Tender Settlement Date.

The Tender Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on March 31, 2014, unless otherwise extended (such time and date, as may be extended, the “Expiration Time”). Any additional Existing Notes tendered prior to the Expiration Time are currently expected to be accepted for payment on April 1, 2014 (the “Final Settlement Date”) at a price of $1,025.08 per $1,000 principal amount of the Existing Notes validly tendered, plus any accrued and unpaid interest up to, but not including, the Final Settlement Date.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

Pioneer has engaged BofA Merrill Lynch as the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 (Toll-Free) or (980) 387-3907 (Collect).

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc. (“D.F. King”), the Information Agent and Tender Agent for the Tender Offer, by contacting D.F. King at (800) 829-6551(Toll-Fee) or (212) 269-5550 (Collect).

This press release does not constitute an offer to sell or solicitation of an offer to buy the Notes, the Existing Notes or any security, nor will there be any sale of the Notes, the Existing Notes or any such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Pioneer

Pioneer provides contract land drilling services to independent and major oil and gas operators in Texas, North Dakota, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Pioneer’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pioneer’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Pioneer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.